EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

inTEST to Present New Organizational Structure to Drive Growth and Provide Long-term Financial Goals at 2022 Investor Day

●	Promotes three division leaders to corporate officers under new organizational structure

●	Provides 2025 revenue goal of $200 million to $250 million driven by combination of organic growth and additional acquisitions

MT. LAUREL, NJ – March 24, 2022 – inTEST Corporation (NYSE American: INTT), a global supplier of innovative test and process solutions for use in manufacturing and testing in key target markets which include automotive, defense/aerospace, industrial, life sciences, security and semiconductor, will host its previously announced virtual and in-person investor day, at which members of the inTEST leadership team will discuss the Company’s structural reorganization, accomplishments achieved in the first year of executing its 5-Point Strategy, steps toward achieving long-term goals and five-year financial targets.

“We are making excellent progress with our 5-Point Strategy as evidenced by our successes in the first year of executing the plan. We believe the successful execution of our strategy will drive increased long-term value as we endeavor to more than double in size and achieve our target of $200 million to $250 million of annual revenue in 2025, including future acquisitions. We also expect to maintain our strong margin profile and realize operating leverage with increased volume to drive mid-teen adjusted EBITDA margins,” commented Nick Grant, inTEST President & CEO. “The path to achieving our goals includes reorganizing our corporate structure to increase efficiencies, broaden opportunities, better utilize our managers’ talents and leverage our strong customer relationships. We believe our new structure will drive greater collaboration across the businesses which we expect to lead to broader customer solutions. Finally, with our new technology division structure, we are well positioned to build our forward vision of innovative test and process technology solutions and the platform to support our growth ambitions.”

In conjunction with the corporate reorganization into three divisions, the Company also announced the promotion of each division leader to corporate officers. The division leaders are Scott Nolen, Division President for Process Technologies; Joe McManus, Division President for Electronic Test; and Greg Martel, Vice President and General Manager for Environmental Technologies.

As previously announced, a live video webcast of the Investor Day event will begin at 9:00 a.m. ET today and conclude at approximately 12:00 p.m. ET and can be accessed at ir.intest.com. A replay of the presentations, as well as a copy of the slides, will also be available on the Company’s website.

About inTEST Corporation
inTEST Corporation is a global supplier of innovative test and process solutions for use in manufacturing and testing in target markets which include automotive, defense/aerospace, industrial, life sciences, and security, as well as both the front-end and back-end of the semiconductor manufacturing industry. Backed by decades of engineering expertise and a culture of operational excellence, inTEST solves difficult thermal, mechanical, and electronic challenges for customers worldwide while generating strong cash flow and profits. inTEST’s strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach, and market expansion. For more information, visit www.intest.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of our plans, strategies and intentions, or our future performance or goals, projections of revenue, taxable earnings (loss), net earnings (loss), net earnings (loss) per share, capital expenditures and other financial items, that are based upon management's current expectations and estimates. Our forward-looking statements can often be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “could,” “will,” “should,” “plans,” “projects,” “forecasts,” “seeks,” “anticipates,” “goal,” “target,” “estimates,” “future,” “outlook,” “strategy,” “vision,” or variations of such words or similar terminology. These statements are based upon various assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Such risks and uncertainties include, but are not limited to, any mentioned in this press release as well as the Company’s ability to execute on its 5-Point Strategy; to realize the potential benefits of acquisitions and to successfully integrate any acquired operations; to grow the Company’s presence in the life sciences, security, industrial and international markets; to manage supply chain challenges caused by external factors; to convert backlog to sales and to ship product in a timely manner; the success of its strategy to diversify by entering markets outside the Semi Market; the loss of any one or more of its largest customers, or a reduction in orders or a reduction in orders by a major customer; the availability of materials used to manufacture its products; sufficiency of cash balances, lines of credit, and net cash from operations; stock price fluctuations; the impact of the COVID-19 pandemic on the business, liquidity, financial condition and results of operations; indications of a change in the market cycles in the Semi Market or other markets served; changes in the demand for semiconductors; to borrow funds or raise capital to finance potential acquisitions or for working capital; changes in the rates and timing of capital expenditures by its customers; effects of exchange rate fluctuations; progress of product development programs; the anticipated market for our products; the availability and retention of key personnel or our ability to hire personnel at anticipated costs; changes in business conditions and general economic conditions both domestically and globally; and other risk factors set forth from time to time in our Securities and Exchange Commission filings, including, but not limited to, inTEST’s annual report on Form 10-K for the year ended December 31, 2021. Any forward-looking statement made by the Company in this press release is based only on information currently available to management and speaks to circumstances only as of the date on which it is made. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

inTEST Corporation	Investors:
Duncan Gilmour	Deborah K. Pawlowski
Chief Financial Officer, Treasurer and Secretary	Kei Advisors LLC
Tel: (856) 505-8999	dpawlowski@keiadvisors.com
Tel: (716) 843-3908

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